UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 30, 2013

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, Orchids Paper Products Company (the “Company”) announced that Robert A. Snyder, President, Chief Executive Officer and Director of Orchids, will be retiring from the Company upon the expiration of the current term of his employment agreement on December 31, 2013. There were no disagreements between the company and Mr. Snyder relative to his resignation. The Company’s press release announcing Mr. Snyder’s retirement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On October 30, 2013, the board of directors of the Company (“Board”) and Mr. Snyder agreed that Mr. Snyder would retire as of December 31, 2013 upon the expiration of the current term of that certain Executive Employment Agreement, dated as of August 20, 2007, as amended August 22, 2008 and January 19, 2012, by and between the Company and Mr. Snyder (the “Employment Agreement”).

Mr. Snyder resigned from the Board effective November 4, 2013 and will step down as President and Chief Executive Officer effective November 8, 2013. Mr. Snyder will continue to serve in an advisory role during a transition period through his retirement on December 31, 2013.

The Company and Mr. Snyder entered into a Separation Agreement dated as of November 5, 2013 (“Separation Agreement”) which provides for the terms of his separation from the Company, including, among other things, the effective dates of his resignation from the Board and his role as President and Chief Executive Officer. In accordance with the terms of the Separation Agreement, Mr. Snyder will receive: (1) any earned but unpaid salary due for the period ending December 31, 2013; (2) any annual bonus for the 2013 calendar year that becomes payable by reason of the attainment of the pre-established performance goal, paid after financial results are finalized in accordance with the Company’s past practices; (3) severance in an amount equal to one year of his current base salary payable in equal installments over a one-year period ending on December 31, 2014 in accordance with the Company’s payroll practices, plus a one-time severance payment of $20,000 payable on March 31, 2014; and (4) one year of reimbursement (on an after tax basis) for COBRA coverage premiums or the cost of alternative coverage limited to a maximum of the COBRA coverage. In addition, the Separation Agreement contains a general release by the Company and Mr. Snyder of all claims against one another and acknowledges the survival of the restrictive covenants of the Employment Agreement.

The above description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 4, 2013, the Board appointed Jeffrey S. Schoen to succeed Mr. Snyder as President and Chief Executive Officer of the Company, effective November 8, 2013. Mr. Schoen, age 53, has been a Director of the Company since 2007 and Chairman of the Board since May 2013. There are no family relationships between Mr. Schoen and any of the Company’s current executive officers and directors. Except for his employment agreement to be entered into and compensation previously provided by the Company to Mr. Schoen as a director, Mr. Schoen is not a party to any transaction with the Company that might require disclosure under Item 404(a) of Regulation S-K. The terms of Mr. Schoen’s employment are being finalized and will be filed by the Company on a subsequent Current Report on Form 8-K.

On November 4, 2013, the Board accepted Mr. Schoen’s resignation as Chairman of the Board and appointed Steven R. Berlin as the new Chairman of the Board effective immediately. The Company will pay Mr. Berlin a fee of $50,000 per year for his service as Chairman of the Board. In the addition, Mr. Berlin will be eligible for an annual award under the Company’s Stock Incentive Plan in connection with his re-election at the Company’s annual meeting of shareholders. Mr. Schoen continues to serve as a director of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: November 5, 2013	By:	/s/ Keith R. Schroeder
Keith R. Schroeder Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement dated as of November 4, 2013, between the Company and Robert A. Snyder.
99.1	Press Release dated November 5, 2013.